EXHIBIT 7(c)

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COMPANY CONTACT:                          STOCKBROKER & INDIVIDUAL INVESTORS:
----------------                          -----------------------------------
Lynn Brainard                                   Shannon T. Squyres, President
Investor Relations                                     Greg Facktor, Director
(949) 224-8403                                                Market Pathways
                                                               (949) 955-1860

                                          ANALYSTS & INSTITUTIONAL INVESTORS:
                                          -----------------------------------
                                                   Roger S. Pondel, President
                                              Cecilia A. Wilkinson, Senior VP
                                                   Pondel Parsons & Wilkinson
                                                               (310) 207-9300

For Immediate Release
---------------------

                      FIRST ALLIANCE ANNOUNCES $4.5 MILLION
                         WRITEDOWN OF RESIDUAL INTERESTS

IRVINE, Calif., (June 25, 1998) - First Alliance Corporation (Nasdaq: FACO) today announced that it will record in the second quarter a writedown of approximately $4.5 million in the value of its securitization residual interests. Last month the Company announced that unexpected significant increases in prepayments of its adjustable rate loans might result in such a reduction.

           During the second quarter, the weighted average Constant Prepayment Rate ("CPR") of the Company's servicing portfolio of adjustable rate loans increased approximately 20%. The following table provides information regarding the Company's prepayment experience and assumptions and its residual interests:


                                                                              1998 First    1998 Second
                                                                                Quarter        Quarter
                                                                              -----------    -----------
                                                                                 (dollars in thousands)
CPR assumptions used to value residual interest created in the period:
     Fixed rate loans                                                             25             26
     Adjustable rate loans                                                        40             48
Weighted average CPR used to value existing residual interests:
     Fixed rate loans                                                             28             27
     Adjustable rate loans                                                        45             50
Residual interests:
     Balance at beginning of the quarter                                       $50,238        $52,680
     Collections during the quarter                                             $5,744         $5,279
     Writedown of residual interests                                                           $4,500


           The CPR assumptions used by the Company are based on the experience of the mortgages in the individual trusts or the total portfolio over the last 6 to 12 months. This writedown relates primarily to the payoff speeds. It should be noted that the delinquency and loan loss experience of mortgages in the Company's servicing portfolio continues to be among the lowest in the sub-prime sector.

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           The Company also announced the appointment of Richard Taylor as Legal
Counsel and Corporate Secretary. Prior to joining the Company earlier this year, Mr. Taylor's 19-year professional experience included general counsel and corporate secretary responsibilities with thrift and mortgage institutions and an electronic funds transfer company. Ed Summers resigned as Vice President, General Counsel and Corporate Secretary effective June 30, 1998 to take a position as Vice President, General Counsel with an NYSE-traded manufacturing firm.

           The Company hopes to announce the appointment of a new Chief Financial Officer in the near future. John Michel, Vice President of Finance, has resigned effective June 26, 1998 to take a position as Senior Vice President of Strategic Planning for Bank Plus Corp.

           First Alliance is a consumer finance company with headquarters in Irvine, California. The Company originates, purchases, sells and services non-conventional mortgages through 35 retail branch offices, 32 of which are in the United States and three of which are in the United Kingdom.